Exhibit 19

Schedule of Transactions

Shamrock Activist Value Fund, L.P.

Date	Number of Common Shares Sold	Price Per Common Share in $US*	Total Sale Price
03/15/10	36,406	$24.0000	$873,744
03/16/10	36,406	$23.5500	$857,361
03/17/10	72,811	$23.8522	$1,736,703
03/18/10	254,839	$24.0223	$6,121,819
03/19/10	5,461	$24.1500	$131,883

Total:	405,923		$9,721,510

Shamrock Activist Value Fund IV, L.P.
Date	Number of Common Shares Sold	Price Per Common Share in $US*	Total Sale Price
03/15/10	13,594	$24.0000	$326,256
03/16/10	13,594	$23.5500	$320,139
03/17/10	27,189	$23.8522	$648,517
03/18/10	95,161	$24.0223	$2,285,986
03/19/10	2,039	$24.1500	$49,242

Total:	151,577		$3,630,140

*	Excludes Brokerage Commissions